Exhibit 10.1

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Transition Agreement

This Transition Agreement (the “Transition Agreement”) is made as of this 10th day of May 2021 (the “Effective Date”) by and between Mimecast North America, Inc., a corporation organized under the laws of Delaware (together with its affiliated companies, including Mimecast Limited, the “Company”), and Christina Van Houten (the “Executive”).

WHEREAS, the Executive is currently serving as the Company’s Chief Strategy Officer;

WHEREAS, the Executive will be transitioning out of and separating from employment with the Company;

WHEREAS, the Company intends to continue to employ the Executive until May 1, 2022, to allow for the timely completion of her current assignments and to allow for an appropriate transition of duties;

WHEREAS, the Company and the Executive are parties to an Offer Letter, dated as of March 7, 2018, between the Executive and the Company (the “Offer Letter”), and certain other agreements, including the Company’s standard Confidentiality and Non-Disclosure Agreement dated April 26, 2018 (the “NDA”), and certain share option agreements and/or restricted share unit agreements (the “Equity Incentive Agreements”);

WHEREAS, the purpose of the Transition Agreement is, in part, to establish the severance benefits payable to the Executive, which, for the avoidance of doubt and except as set forth herein, will supersede in their entirety the severance benefits set forth in the Offer Letter; and

WHEREAS, the Executive acknowledges that she is receiving benefits under the terms of this Transition Agreement that she would not otherwise be entitled to under her existing agreements with the Company, including but not limited to the Offer Letter and the Equity Incentive Agreements.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows.

1.    Continued Employment; Compensation. In exchange for, and in consideration of, the Executive’s full execution and compliance with this Transition Agreement, the Company shall continue the Executive’s employment relationship with the Company from the Effective Date until May 1, 2022, subject to the terms of this Transition Agreement, unless the Executive’s employment with the Company is terminated by the Company for “cause” (as that term is defined in Section 5) or the Executive resigns prior to that date. The terms and conditions of Executive’s employment shall be as follows:

(a)    Interim Period. Subject to the Executive satisfying the Interim Period Conditions (as defined in Section 2 below), the Executive will remain employed in her current position from the Effective Date until May 31, 2021 (the “Interim Period”), at which time the Executive agrees she will resign all officer titles and postings she then holds with the Company and will take all requisite actions, including executing any documents, necessary to effectuate the Executive’s resignation and full dissolution of authority of all officer titles and postings. During the Interim Period, the Executive shall continue to report to the Chief Executive Officer and shall perform those duties and responsibilities assigned to her by the Chief Executive Officer. During the Interim Period, the Executive shall continue to receive her base salary as in effect on the Effective Date. In addition, the Executive shall be eligible to receive her approved quarterly cash incentive bonus for the quarter ending June 30, 2021, if and to the extent earned, in accordance with the Company’s approved executive incentive compensation plan and with the same timing and payroll policies and procedures as such quarterly cash incentive bonuses are paid to the Company’s executive management team generally.

(b)    Transition Period. Subject to the Executive satisfying the Transition Period Conditions (as defined in Section 2 below), during the period from June 1, 2021 until March 31, 2022 (the “Transition Period”), the Executive will remain employed by the Company. During the Transition Period, the Executive shall continue to report to the Chief Executive Officer and shall perform those duties and responsibilities reasonably assigned to her by the Chief Executive Officer consistent with her transitional role, provided, however, that the parties agree that the Executive’s primary responsibility shall be to serve in an advisory and project-based capacity as reasonably

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requested by the Chief Executive Officer, which may include, without limitation, assisting in the transition of her role and leadership team and on special projects, such as evaluating new product ideas and mergers and acquisitions. During the Transition Period, the Executive shall continue to receive her base salary as in effect on the Effective Date. In addition, the Executive shall be eligible to receive her approved quarterly cash incentive bonus for each of the quarters ending September 30, 2021, December 31, 2021 and March 31, 2022, if and to the extent earned (based solely on Company performance and assuming she continues to be employed on a full-time basis), in accordance with the Company’s approved executive incentive compensation plan and with the same timing and payroll policies and procedures as such quarterly cash incentive bonuses are paid to the Company’s executive management team generally, provided, however, that any incentive payment for the relevant quarters shall be capped at one hundred percent (100%) of her target incentive bonus for such quarter.

(c)    Garden Leave Period. Subject to the terms set forth in Section 2 of this Transition Agreement, during the period from April 1, 2022 until May 1, 2022 (the “Garden Leave Period”), the Executive agrees that she shall remain employed by the Company, but shall have no formal duties or responsibilities. During the Garden Leave Period, the Executive shall continue to receive her base salary as in effect on the Effective Date and as though she continued to be employed on a full-time basis, but the Executive shall not be eligible to receive any quarterly cash incentive bonus for the quarter ending June 30, 2022.

(d)    The payments set forth in this Section 1 shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes.

(e)    The Executive and the Company each represent that such party is not aware of any circumstances that would constitute “cause” (as defined in Section 5 below) to terminate Executive’s employment.

(f)    The Executive agrees and consents to any modifications in her duties and responsibilities, as well as reporting lines, after the Effective Date and any such modifications shall not trigger Executive’s rights to terminate her employment and claim a constructive termination or a termination for “good reason” (as defined in the Offer Letter) under any federal or state law or under the Offer Letter or otherwise. Further, by executing this Transition Agreement, the Executive hereby consents that this offer and the terms and conditions of employment set forth herein shall not trigger good reason rights or constitute a termination or constructive termination of employment under any agreements with the Company or otherwise and the Executive waives any rights to any such protection.

(g)    Effective June 1, 2021, the Executive will no longer be deemed to be an “officer” of the Company within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “executive officer” of the Company within the meaning of Rule 3b-7 under the Exchange Act.

(h)    Effective as of May 31, 2021, unless otherwise requested by the Company in writing, the Executive will, automatically and without further action on the part of the Executive or any other person or entity, resign from all offices, boards of directors (or similar governing bodies), committees of such boards of directors (or similar governing bodies) and committees of the Company. Notwithstanding anything to the contrary in the foregoing, the Executive shall take all requisite actions, including executing any documents, necessary to effectuate the Executive’s resignation and full dissolution of authority of all offices, boards of directors (or similar governing bodies), committees of such board of directors (or similar governing bodies) and committees of the Company.

(i)    During the period from the Effective Date up until and including March 31, 2022 (or May 1, 2022 if the provisions of Section 1(c) are applicable), the Executive agrees not to (a) become, directly or indirectly, employed by any third party, or (b) enter into any independent contractor engagement, or engage in any other outside business activity prior to September 30, 2021, or (c) enter into any independent contractor engagement, or engage in any other outside business activity after September 30, 2021,which in the case of this clause (c), is competitive with the Company or which otherwise interferes with the fulfillment of Executive’s obligations under this Transition Agreement, provided that in no event shall the Executive’s aggregate commitment under all independent contractor engagements exceed ten (10) hours per week without the consent of the Company, which consent shall not be unreasonably withheld. Nothing herein shall restrict the Executive from serving as an independent director on the board of directors of (x) any non-profit company, or (y) up to three (3) for profit

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companies, provided that the Executive can serve on the board of directors of more than three (3) for profit companies with the consent of the Company, which consent shall not be unreasonably withheld. In all cases, the non-profit and the for profit companies referenced in the preceding sentence shall not be competitive with the Company.

2.    Severance Benefits. To be eligible for the benefits set forth in Section 1(a) during the Interim Period, including the base salary and incentive pay, the following “Interim Period Conditions” must be satisfied in all material respects: (i) the Executive must enter into, not revoke and comply in all material respects with this Transition Agreement, including without limitation the Release of Claims set forth in Section 8 of this Transition Agreement and the Executive’s obligations under the NDA; (ii) the Executive’s employment must not be terminated by the Company for “cause” (as defined in Section 5 below), including without limitation, by reason of Executive’s failure to perform her job duties in accordance with this Transition Agreement and in accordance with the Mimecast Limited Code of Business Conduct and Ethics (including the Mimecast Way to the extent applicable to Executive’s transitioning role), including by providing reasonable assistance in transitioning her role and by sharing and documenting information and processes related to her job duties; and (iii) the Executive must not resign from employment. To be eligible for the benefits set forth in Section 1(b) during the Transition Period, including the base salary and incentive pay, the Executive must continue to satisfy each of the Interim Period Conditions through the Transition Period in all material respects (the continued satisfaction of such conditions in all material respects, being referred to as the “Transition Period Conditions”). If the Interim Period Conditions and the Transition Period Conditions have been satisfied in all material respects, and if the Executive desires to receive the benefits set forth in Section 1(c) and Section 4 of this Transition Agreement during the Garden Leave Period, then the Executive shall, between March 24, 2022 and March 31, 2022, execute the Release of Claims attached hereto as Attachment A (the “Follow-On Release”) and return it to the Company’s Chief Human Resources Officer; and, conditioned on the execution of the Follow-On Release and such Follow-On Release becoming fully enforceable within eight (8) days of the date of the signing of the Follow-On Release, the Executive shall be entitled to the benefits set forth in Section 1(c) and Section 4 of this Transition Agreement. Except as set forth in this Transition Agreement, the Executive shall not be entitled to receive any additional benefits, including severance.

3.    Company Benefits. During the Interim Period and the Transition Period, and if applicable, the Garden Leave Period, the Executive shall remain eligible to participate in all group benefit plans in which she was enrolled as of the Effective Date as if Executive continued to be a full-time employee, subject to any changes to those group benefit plans in a manner impacting all similarly situated employees. The Executive shall not be eligible during the Transition Period, and if applicable, the Garden Leave Period, to accrue vacation time. Following the Executive’s last day of employment, whether that is at the end of the Interim Period, the Transition Period or the Garden Leave Period, or at any earlier time, if the Executive is enrolled in the Company’s medical plans, the Company will provide to the Executive a standard benefits packet containing information on the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and how to elect to convert to a direct pay plan under COBRA.

4.    Share Options and Restricted Share Units; Extension of Vesting Period. During the Executive’s continued employment, subject to the satisfaction of the Interim Period Conditions in all material respects, the satisfaction of the Transition Period Conditions in all material respects, and the Executive’s execution and non-revocation of the Follow-On Release, any outstanding, unvested share options or restricted share units awarded under the terms of any Equity Incentive Agreements and the Mimecast Limited 2015 Share Option and Incentive Plan (the “2015 Equity Plan”) will continue to vest in accordance with the terms of the applicable Equity Incentive Agreement and related documents and, for such purposes, the date of termination of employment, including the applicable time period for exercise of share options, shall be deemed to be May 1, 2022. There will be no acceleration of vesting in connection with this Transition Agreement and all vesting shall cease as of the last day of the Executive’s employment with the Company regardless of the reason for the end of the Executive’s employment, provided, however, that the Company and the Executive acknowledge that the provisions of Section vi of the Offer Letter relating to accelerated vesting in the event of a “Change of Control” of the Company (as that term is defined in the Offer Letter) shall continue to apply through the Executive’s last day of employment. Except as contemplated herein, the Equity Incentive Agreements will remain in full force and effect in accordance with their respective terms, subject to the provisions of the 2015 Equity Plan.

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5.    Termination of Benefits; Termination of Employment. All benefits, including those set forth in the Offer Letter and the Equity Incentive Agreements, will terminate upon the Effective Date, except as expressly set forth in this Transition Agreement. Additionally, all rights to continued employment and the other benefits set forth in this Transition Agreement will cease if the Executive’s employment is terminated by the Company due to (i) the Executive’s engagement in gross negligence or willful misconduct in the performance of her duties or responsibilities to the Company under this Transition Agreement or otherwise; (ii) willful and material failure, after notice and reasonable opportunity to cure, by the Executive in the performance of her responsibilities to the Company, (iii) the Executive’s material breach of any provision of this Transition Agreement, after notice and reasonable opportunity to cure; (iv) the Executive’s material violation of any written policy of the Company, which material violation is reasonably expected to result in material economic or reputational damage to the Company; (v) the Executive’s material breach of the NDA; or (vi) the Executive being charged with or indicted for (A) a felony or (B) a misdemeanor involving moral turpitude, deceit, material dishonesty or fraud (items (i) – (vi) being defined as “cause”). For the avoidance of doubt, if the Executive resigns from her employment for any reason (other than due to disability) or upon the death of the Executive this Transition Agreement shall terminate, and all benefits hereunder shall cease effective as of the Executive’s last day of employment.

6.    Section 409A. It is intended that all payments made under the terms of this Transition Agreement come within exceptions to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Transition Agreement and all related documents shall be interpreted and administered in accordance with that intention. However, if any amount payable under this Transition Agreement is determined to be subject to Section 409A then such payments shall be administered in accordance with Section 409A, provided that the Company shall not be liable for any failures under this Section 6 that result in any taxes or other amounts due under the terms of Section 409A. To the extent that any payment or benefit described in this Transition Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h). To the extent any amount subject to Section 409A is to be paid or provided to the Executive in connection with a separation from service at a time when she is considered a specified employee within the meaning of Section 409A then such payment shall not be made until the date that is six months and one day following such separation from service, or in a lump sum upon her earlier death.

7.    Non-Competition, Non-Disclosure and Non-Solicitation Obligations; Mimecast Limited Insider Trading Policy. The Executive acknowledges and reaffirms all of her obligations as set forth in the NDA, which remain in full force and effect in accordance with the terms of the NDA, regardless of whether this Transition Agreement is terminated or does not become effective. The Executive further acknowledges that Mimecast Limited is a publicly traded corporation and that the terms of the Mimecast Limited Insider Trading Policy shall continue to apply to her.

8.    Release of Claims. THIS SECTION OF THE TRANSITION AGREEMENT IS A RELEASE OF LEGAL CLAIMS. PLEASE CAREFULLY REVIEW THIS SECTION WITH AN ATTORNEY, OR OTHER TRUSTED ADVISOR, AND DO NOT SIGN THIS DOCUMENT UNLESS THE IMPORTANCE OF THIS SECTION IS UNDERSTOOD.

(a)        In consideration of the benefits provided for in this Transition Agreement, including but not limited to, the opportunity to continue her at-will employment through the end of the Transition Period contemplated by Section 1 and the other benefits provided in this Transition Agreement, which the Executive acknowledges she would not otherwise be entitled to receive, the Executive and her representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the “Company Releasees” from any and all legally waivable claims that she has against the Company Releasees. Other than as permitted in Section 8(e) below, this means that by signing this Transition Agreement, the Executive is agreeing to forever waive, release and discharge the Company Releasees from any type of claim arising from conduct that occurred any time in the past and up to and through the date the Executive signs this document. Company Releasees is defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

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(b)    This release includes, but is not limited to, any waivable claims the Executive has against the Company Releasees based on conduct that occurred any time in the past and up to and through the date she signs this Transition Agreement that arise from any federal, state or local law, regulation, code, constitution or common law, including claims dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes the release of claims against the Company Releasees under the laws or regulations concerning retaliation or discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal, state or local law. This release also includes any claim the Executive may have against the Company Releasees relating to her employment by and the decision to transition the Executive’s employment; any claims for violation of public policy; any claims for breach of contract, whether oral or written, express or implied; any tort claims (such as claims for wrongful discharge, tortious interference with advantageous relations, misrepresentation, infliction of emotional distress and defamation); any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims. The Executive acknowledges that the transition of her employment in accordance with this Transition Agreement shall not give rise to claims. As a material inducement to the Company entering into this Transition Agreement, the Executive represents that she has not assigned any claim to any third party.

(c)    For avoidance of doubt, by signing this Transition Agreement the Executive agrees not to bring any waivable claims against the Company Releasees (other than as permitted in Section 8(e) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964 (Title VII”), The Americans With Disabilities Act (“ADA”), The ADA Amendments Act, The Equal Pay Act (“EPA”), The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act (“FMLA”), The Age Discrimination in Employment Act of 1967, as amended by The Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act (“WARN”), The Genetic Information Non-Discrimination Act (“GINA”), The Employee Retirement Income Security Act (“ERISA”), The Massachusetts Fair Employment Practices Act (M.G.L. ch. 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, The Massachusetts Sick Leave Law, The Massachusetts Paid Family and Medical Leave Act, The Massachusetts Civil Rights Act, all as amended, as well as any other federal, state and local statutes, regulations, codes or ordinances that apply to the Executive.

(d)    The Executive releases the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by federal and state law. This release of legal claims includes any federal and state wage and hour related claims arising out of or in any way connected with the Executive’s employment with the Company, including the Massachusetts Payment of Wages Act (Massachusetts General Laws Chapter 149 section 148 and 150), the Massachusetts Overtime regulations (Massachusetts General Laws Chapter 151 section 1A and 1B), the Massachusetts Meal Break regulations (Massachusetts General Laws Chapter 149 sections 100 and 101) and any other claims under any federal or state law for unpaid or delayed payment of wages, overtime, bonuses, commissions, stock, stock options, vacation pay, incentive payments or severance, missed or interrupted meal periods, interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by law. The Executive acknowledges that as of the Company’s most recent payroll payment of salary to the Executive, the Executive was fully paid for all salary then due to her.

(e)    This release does not include any claim under the workers compensation or unemployment compensation statutes, and does not apply to any claims by the Executive to enforce her rights under this Transition Agreement or to any claims in respect of any equity interests that the Executive continues to hold following the date hereof. Also, this Transition Agreement is not intended to affect the rights and responsibilities of government agencies such as the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), or any other federal, state or local agency, to enforce the laws within their jurisdiction. This means that by signing this Transition Agreement the Executive may still exercise her protected right to (i) file a charge with, or participate in an investigation or proceeding conducted by, the EEOC, the NLRB, or any other federal, state or local government entity and (ii) exercise her rights under Section 7 of the National Labor Relations Act to engage in joint activity with other employees. Notwithstanding the foregoing, the Executive agrees that (x) if she files a charge with the EEOC, the NLRB, or any other federal, state or local government entity or (y)

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if one of the foregoing agencies commences an investigation or other legal action on her behalf, she specifically waives and releases her right to recover, if any, individual monetary damages or other individual benefits or remedies of any sort whatsoever arising from the filed charge or from the governmental action. Nothing in this release or Transition Agreement to the contrary shall (xx) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (yy) require notification or prior approval by the Company of any reporting described in provision (xx), or (zz) preclude the Executive from receiving any award related to any reporting described in provision (xx).

(f)    The Executive understands and agrees that the claims released in this section include not only claims presently known to her, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in this Section 8. The Executive understands that she may hereafter discover facts different from what she now believes to be true, which if known, could have materially affected this release, but she nevertheless waives and releases any claims or rights based on different or additional facts.

(g)    The Company agrees that the Executive is not releasing any claims or rights she may have for indemnification under state or other law or the charter, articles, or by-laws of the Company, or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when the Executive was a director or officer of the Company; provided, however, that (i) the Company’s execution of this Transition Agreement is not a concession, acknowledgment, or guaranty that the Executive has any such rights to indemnification, (ii) this release does not create any additional rights for her to indemnification, and (iii) the Company retains any defenses it may have to such indemnification or coverage.

(h)    This Section 8 is intended to include, but not be limited to, any waivable claims the Executive has against the Company Releasees based on conduct, action or inaction that occurred any time in the past and up to and through the date the Executive signs this Transition Agreement.

9.     Acknowledgment; Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967.

Since the Executive is 40 years of age or older, she is hereby informed that she has or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act (the “ADEA”).

The Executive acknowledges that she has been given at least twenty-one (21) days to consider this Transition Agreement, and that the Company advises her to consult with an attorney of her own choosing prior to signing this Transition Agreement. The Executive is advised that she may revoke her agreement for a period of seven (7) days after she signs it, and the release provided above shall not be effective or enforceable until the expiration of such seven (7) day revocation period. The twenty-one (21) day review period will not be affected or extended by any revisions, whether material or immaterial, that have been, and in the future might be, made to this Transition Agreement.

The Executive understands that rights or claims under the ADEA which may arise after the date this Transition Agreement is executed are not waived by her.

The Executive acknowledges that she has carefully read and fully understands all of the provisions of this Transition Agreement, and the Executive knowingly and voluntarily agrees to all of the terms set forth in this Transition Agreement.

In entering into this Transition Agreement, the Executive is not relying on any representation, promise or inducement made by the Company Releasees or their attorneys with the exception of those promises described in this document.

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THE EXECUTIVE IS ADVISED AND SHE UNDERSTANDS AND AGREES THAT BY ENTERING INTO THIS TRANSITION AGREEMENT AND SIGNING IT, SHE IS SPECIFICALLY AND VOLUNTARILY WAIVING ANY AND ALL RIGHTS OR CLAIMS SHE MIGHT HAVE UNDER THE ADEA, AND THAT SHE HAS RECEIVED CONSIDERATION BEYOND THAT TO WHICH SHE WAS PREVIOUSLY ENTITLED.

10.     Confidentiality. To the extent permitted by law, the Executive understands and agrees that, as a condition for the benefits described in this Transition Agreement, the terms and contents of this Transition Agreement, including all attachments thereto, and the contents of the negotiations and discussions resulting in this Transition Agreement, shall be maintained as confidential by her and her agents and representatives and shall not be disclosed by her to any third party except (i) to the extent required by federal or state law (or stock exchange rules), (ii) to her family or legal or tax advisors, or (iii) as otherwise agreed to in writing by the Company; provided, however, that nothing herein shall prevent the Executive from making truthful disclosures to any governmental entity or in any litigation or arbitration.

11.    Intentionally Omitted.

12    Termination of Payments. If the Executive fails to materially comply with any of her obligations under this Transition Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to the Executive under this Transition Agreement. The termination of such payments in the event of such material breach by the Executive will not affect her continuing obligations under this Transition Agreement or the NDA, which shall survive the termination of this Transition Agreement.

13.    Amendment. This Transition Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Transition Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

14.    No Waiver. No delay or omission by either party in exercising any right under this Transition Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

15.    Validity. Should any provision of this Transition Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and such illegal and/or invalid part, term or provision shall be deemed not to be a part of this Transition Agreement.

16.    Cooperation. The Executive agrees to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. The Executive’s cooperation in connection with such claims or actions shall include being available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to the Executive and the Company.

17.    Voluntary Assent. The Executive affirms that no other promises or agreements of any kind have been made to or with her by any person or entity whatsoever to cause her to sign this Transition Agreement, and that she fully understand the meaning and intent of this Transition Agreement. The Executive states and represents that she has had an opportunity to fully discuss and review the terms of this Transition Agreement with an attorney and understands that the Company’s in-house counsel are acting as counsel to the Company in connection with the transactions contemplated by this Transition Agreement and are not acting as her counsel. The Executive further states and represents that she has carefully read this Transition Agreement, understands the contents hereof and thereof, freely, knowingly and voluntarily assents to all of the terms and conditions hereof and thereof, and signs her name of her own free act.

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18.    Applicable Law; Interpretation; Equitable Relief. This Transition Agreement shall be interpreted and construed by the laws of The Commonwealth of Massachusetts, without regard to conflict of laws provisions. The parties hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of The Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Transition Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Transition Agreement or the subject matter hereof. References in this Transition Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms. The Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any material breach by her of her promises set forth in Sections 7, 10 and 16 of this Transition Agreement, and that in any event money damages would be an inadequate remedy for any such material breach. Accordingly, the Executive agrees that if she materially breaches, or proposes to breach, any portion of Sections 7, 10 and 16 of this Transition Agreement, the Company shall be entitled to seek, in addition to all other remedies it may have, an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

19.    Tax Treatment. In connection with the severance benefits provided to the Executive pursuant to this Transition Agreement, the Company will withhold and remit to the tax authorities the amounts required under applicable law, and the Executive shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. The Executive acknowledges that she is not relying upon the advice or representation of the Company with respect to the tax treatment of the payments set forth in the Transition Agreement.

20.    Entire Agreement; Termination of Prior Agreements. This Transition Agreement, together with the Follow-On Release and the NDA, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, including the Offer Letter (except as expressly set forth in this Transition Agreement); provided, however, that nothing in this Transition Agreement shall supersede, modify, amend or alter, in any manner, (i) any Equity Incentive Agreement (except as expressly provided otherwise in this Transition Agreement), or (ii) the NDA, all of which shall remain in full force and effect in accordance with their respective terms. Under no circumstances shall the Executive be entitled to any severance or similar benefits in excess of the benefits she is owed under this Transition Agreement. Sections 5, 6, 7, 8, 9, 10, 12, 16, 18, 19, and 20 shall survive any termination of this Transition Agreement.

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If this Transition Agreement correctly states the agreement and understanding the parties have reached, please indicate acceptance by signing below and returning a copy to the Company by May 19, 2021. The Executive may wish to sign and return this agreement earlier, but to do so the Executive must sign the additional section entitled “Waiver” below. The Executive may revoke this Transition Agreement for a period of seven (7) days after signing it. The Transition Agreement will not become effective or enforceable, and no payments will be made, until this revocation period has expired without being exercised.

IN WITNESS WHEREOF, the parties acknowledge that they have read, understand and agree to the terms and conditions of this Transition Agreement.

Witness our hands and seals:

MIMECAST NORTH AMERICA, INC.

/s/ Karen Anderson	/s/ Christina Van Houten
Name: Karen Anderson Title: Chief Human Resources Officer Date: May 10, 2021	Christina Van Houten, Individually Date: May 10, 2021

WAIVER

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD, PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Christina Van Houten, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Transition Agreement, that I have been advised of my right to consult with an attorney regarding such Transition Agreement and that I have considered carefully every provision of the Transition Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Transition Agreement prior to the expiration of the 21-day period.

Date: May 10, 2021	/s/ Christina Van Houten
Christina Van Houten

Date: May 10, 2021	/s/ Name Omitted
Witness: Name Omitted

THIS IS AN IMPORTANT LEGAL DOCUMENT. PLEASE CONFER WITH A LAWYER OR OTHER

TRUSTED ADVISOR BEFORE SIGNING THIS DOCUMENT.

ATTACHMENT A

RELEASE OF CLAIMS

This Release of Claims (“Release of Claims”) is the Follow-On Release referenced in and attached to that certain Transition Agreement (the “Transition Agreement”) dated as of May 10, 2021, by and among Christina Van Houten (the “Executive”), and Mimecast North America, Inc., a corporation organized under the laws of Delaware (together with its affiliated companies, the “Company”). This Release of Claims must be entered into pursuant to the terms set forth in the Transition Agreement.

1.     The Executive’s Release of Claims — This section is a release of legal claims. Please carefully review this section with an attorney, or other trusted advisor, and do not sign this document unless this section is understood.

(a)    In consideration of the benefits provided for in the Transition Agreement, which the Executive acknowledges she would not otherwise be entitled to receive, the Executive and her representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the “Company Releasees” from any and all legally waivable claims that the Executive has against the Company Releasees. Other than as permitted in Section 1(e) below, this means that by signing this Release of Claims, the Executive is agreeing to forever waive, release and discharge the Company Releasees from any type of claim arising from conduct that occurred any time in the past and up to and through the date the Executive signs this Release of Claims. Company Releasees is defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

(b)    This release includes, but is not limited to, any waivable claims the Executive has against the Company Releasees based on conduct that occurred any time in the past and up to and through the date the Executive signs this Release of Claims that arise from any federal, state or local law, regulation, code, constitution or common law, including claims dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes the release of claims against the Company Releasees under the laws or regulations concerning retaliation or discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal, state or local law. This release also includes any claim the Executive may have against the Company Releasees relating to her employment by the Company and the decision to transition the Executive’s employment; any claims for violation of public policy; any claims for breach of contract, whether oral or written, express or implied; any tort claims (such as claims for wrongful discharge, tortious interference with advantageous relations, misrepresentation, infliction of emotional distress and defamation); any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims. The Executive acknowledges that the transition of her employment in accordance with the Transition Agreement shall not give rise to claims. The Executive represents that she has not assigned any claim to any third party.

(c)    For avoidance of doubt, by signing this Release of Claims the Executive agrees not to bring any waivable claims against the Company Releasees (other than as permitted in Section 1(e) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964 (Title VII”), The Americans With Disabilities Act (“ADA”), The ADA Amendments Act, The Equal Pay Act (“EPA”), The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act (“FMLA”), The Age Discrimination in Employment Act of 1967, as amended by The Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act (“WARN”), The Genetic Information Non-Discrimination Act (“GINA”), The Employee Retirement Income Security Act (“ERISA”), The Massachusetts Fair Employment Practices Act (M.G.L. ch. 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, The Massachusetts Sick Leave Law, The Massachusetts Paid Family and Medical Leave Act , The Massachusetts Civil Rights Act, all as amended, as well as any other federal, state and local statutes, regulations, codes or ordinances that apply to the Executive.

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THIS IS AN IMPORTANT LEGAL DOCUMENT. PLEASE CONFER WITH A LAWYER OR OTHER

TRUSTED ADVISOR BEFORE SIGNING THIS DOCUMENT.

(d)    The Executive releases the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by federal and state law. This release of legal claims includes any federal and state wage and hour related claims arising out of or in any way connected with the Executive’s employment with the Company, including the Massachusetts Payment of Wages Act (Massachusetts General Laws Chapter 149 section 148 and 150), the Massachusetts Overtime regulations (Massachusetts General Laws Chapter 151 section 1A and 1B), the Massachusetts Meal Break regulations (Massachusetts General Laws Chapter 149 sections 100 and 101) and any other claims under any federal or state law for unpaid or delayed payment of wages, overtime, bonuses, commissions, stock, stock options, vacation pay, incentive payments or severance, missed or interrupted meal periods, interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by law.

(e)    This Release of Claims does not include any claim under the workers’ compensation or unemployment compensation statutes, and does not apply to any claims by the Executive to enforce her rights under the Transition Agreement or to any claims in respect of any equity interests that the Executive continues to hold following the date hereof. Also, this Release of Claims is not intended to affect the rights and responsibilities of government agencies such as the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), or any other federal, state or local agency, to enforce the laws within their jurisdiction. This means that by signing this Release of Claims the Executive may still exercise her protected right to (i) file a charge with, or participate in an investigation or proceeding conducted by, the EEOC, the NLRB, or any other federal, state or local government entity and (ii) exercise her rights under Section 7 of the National Labor Relations Act to engage in joint activity with other employees. Notwithstanding the foregoing, the Executive agrees that (x) if she files a charge with the EEOC, the NLRB, or any other federal, state or local government entity or (y) if one of the foregoing agencies commences an investigation or other legal action on her behalf, the Executive specifically waives and releases her right to recover, if any, individual monetary damages or other individual benefits or remedies of any sort whatsoever arising from the charge she filed or from the governmental action. Nothing in this Release of Claims to the contrary shall (xx) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (yy) require notification or prior approval by the Company of any reporting described in provision (xx), or (zz) preclude the Executive from receiving any award related to any reporting described in provision (xx).

The Executive understands and agrees that the claims released in this section include not only claims presently known to her, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in this Section 1. The Executive understands that she may hereafter discover facts different from what she now believes to be true, which if known, could have materially affected this release, but she nevertheless waives and releases any claims or rights based on different or additional facts.

The Company has previously agreed that Executive is not releasing any claims or rights she may have for indemnification under state or other law or the charter, articles, or by-laws of the Company, or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when the Executive was a director or officer of the Company; provided, however, that (i) the Company’s execution of this Release of Claims is not a concession, acknowledgment, or guaranty that the Executive has any such rights to indemnification, (ii) this release does not create any additional rights for her to indemnification, and (iii) the Company retains any defenses it may have to such indemnification or coverage.

2.     Acknowledgement — Since the Executive is 40 years of age or older, she is hereby informed that she has or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act (the “ADEA”)

The Executive acknowledges that she has been given at least twenty-one (21) days to consider this Release of Claims, and that the Company advises her to consult with an attorney of her own choosing prior to signing this Release of Claims. The Executive is advised that she may revoke her agreement for a period of seven (7) days after she signs it, and the Release of Claims shall not be effective or enforceable until the expiration of such seven (7) day revocation period. The twenty-one (21) day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Release of Claims.

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THIS IS AN IMPORTANT LEGAL DOCUMENT. PLEASE CONFER WITH A LAWYER OR OTHER

TRUSTED ADVISOR BEFORE SIGNING THIS DOCUMENT.

The Executive understands that rights or claims under the ADEA which may arise after the date this Release of Claims is executed are not waived by her.

The Executive acknowledges that she has carefully read and fully understands all of the provisions of the Transition Agreement and this Release of Claims, and the Executive knowingly and voluntarily agrees to all of the terms set forth in the Transition Agreement and this Release of Claims.

THE EXECUTIVE IS ADVISED AND SHE UNDERSTANDS AND AGREES THAT BY ENTERING INTO AND SIGNING THIS RELEASE OF CLAIMS SHE IS WAIVING ANY AND ALL RIGHTS OR CLAIMS SHE MIGHT HAVE UNDER THE ADEA, AND THAT SHE HAS RECEIVED CONSIDERATION BEYOND THAT TO WHICH SHE WAS PREVIOUSLY ENTITLED.

3.    Full Payment — The Executive acknowledges that she has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of her employment and that no other reimbursements are owed to her. The Executive also acknowledges that she has received payment in full for all services rendered in conjunction with her employment by the Company, including payment for all wages, bonuses, equity, and accrued unused vacation time, and that no other compensation is owed to her, except as specifically provided in the Transition Agreement, which the Company has acknowledged the Executive is due in accordance with the Transition Agreement’s terms.

4.     Return of Company Property; Continuing Obligations — The Executive confirms that she has returned to the Company all keys, files, records (and copies thereof), equipment (including software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, and any other Company-owned property in her possession or control, and that she will leave intact all electronic Company documents, including those which she developed or helped develop during her employment. The Executive agrees that in the event that she discovers any other Company or proprietary materials in her possession after the Executive’s last day of employment, she will reasonably promptly return such materials to the General Counsel of the Company. The Executive further confirms that she has cancelled all accounts for her benefit, if any, in the Company’s name, including credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. The Executive acknowledges that the Executive’s post-employment obligations under the Transition Agreement and the NDA (as defined in the Transition Agreement) shall continue in effect, including without limitation the obligations to maintain the confidentiality of the Company’s confidential information.

5.     Applicable Law; Interpretation — This Release of Claims shall be interpreted and construed by the laws of The Commonwealth of Massachusetts, without regard to conflict of laws provisions. The Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of The Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Release of Claims, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Release of Claims or the subject matter hereof. References in this Release of Claims to “include” or “including” should be read as though they said “without limitation” or equivalent forms.

Witness my hand and seal:

Christina Van Houten, Individually
Date: March , 2022

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